Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

January 26, 2011

The Aveon Group L.P.

The America’s Cup Building

30 Doaks Lane

Marblehead, Massachusetts 01945

Registration Statement on Form S-1

(Registration No. 333-168719)

Ladies and Gentlemen:

We have acted as special counsel to The Aveon Group L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), of the Partnership, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 18,055,000 of the Partnership’s common units representing limited partner interests (the “Common Units”) that may be offered by the Partnership (including Common Units issuable by the Partnership upon exercise of the underwriters’ over-allotment option).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the form of the Underwriting Agreement (the “Underwriting Agreement”), included as Exhibit 1.1 to the Registration Statement; and

3. the form of the Amended and Restated Agreement of Limited Partnership of the Partnership, included as Exhibit 3.2 to the Registration Statement.

In addition, we have examined (i) such records of the Partnership and Aveon Management L.L.C., the general partner of the Partnership (the “General Partner”), as we have considered appropriate, including a copy of the certificate of limited partnership or formation, as applicable, in each case as amended, and the limited partnership agreement or limited liability company agreement, as applicable, in each case as amended, of the Partnership and the General Partner, certified by the Partnership or the General Partner as in effect on the date of this letter, and resolutions of the board of directors of the General Partner relating to the issuance of the Common Units, certified by the Partnership, and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied as to factual matters upon the representations and warranties of the Partnership made in the Documents and upon certificates of public officials and the officers of the General Partner.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. In rendering the opinion set forth below, we have also assumed that, at the time of execution, issuance and delivery of the Common Units, the Amended and Restated Agreement of Limited Partnership of the Partnership will have been duly executed and delivered by the Partnership.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Common Units have been duly authorized by all necessary action on the part of the Partnership and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Common Units will be validly issued, fully paid and non-assessable, except as such non-assessability may be affected by Section 17-607 or Section 17-804 of the Delaware Revised Uniform Limited Partnership Act. For purposes of this opinion, “fully paid” means that the holders of the Common Units shall not be liable to the Partnership to make any additional capital contributions with respect to such Common Units, and “non-assessable” means that the holders of Common Units shall not be obligated personally for the debts, obligations or liabilities of the Partnership solely by reason of being a limited partner of the Partnership.

The opinion expressed above is limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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